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                                                                EXHIBIT 23.4

                                          February 28, 2000

To the Board of Directors of
LinkShare Corporation (the "Company"):

    I consent to being named as a prospective director of the Company in the Company's Registration Statement on Form S-1 to be filed with the Securities Exchange Commission in connection with the Company's common stock. Of course, my consent does not obligate me to join the Company's Board of Directors, nor should it be construed as my approval of the Company's registration statement.

                                          Very truly yours,

                                          /s/ I. Martin Pompadur

                                          I. Martin Pompadur